AMERICAN ACCESS TECHNOLOGIES, INC.
                        (A Development Stage Enterprise)

             STATEMENT RE: COMPUTATION OF NET LOSS PER COMMON SHARE

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

                                                                            Year Ended               Nine Months Ended
                                                                           December 31,                September 30,
                                                                           ------------                -------------
                                                                        1997           1996          1998         1997

Net Loss                                                               $(426,455)   $  (61,642)   $  155,887     $(331,847)
                                                                       ==========   ===========   ===========    ==========

Weighted Average Common Shares Outstanding                              3,033,000     2,800,000     3,030,000     3,033,000

Adjustments to Reflect Requirements of the
 Securities and Exchange Commission SAB 83:
      Common stock issued to director within the period                    50,000        50,000        -             50,000
                                                                       ----------   -----------   -----------    ----------
         Total weighted average number of common
            shares and equivalents                                      3,083,000     2,850,000     3,030,000     3,083,000
                                                                       ==========   ===========   ===========    ==========

Net Loss per Common Share                                              $   (0.14)   $    (0.02)   $    (0.05)   $    (0.11)
                                                                       ==========   ===========   ===========   ===========
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